Exhibit 99.2


   AEROSPACE PRODUCTS INTERNATIONAL IS AWARDED THIRD PARTY LOGISTICS CONTRACT


August 3, 2001 MEMPHIS, TN --- Aerospace Products International Inc. (API), the fastest growing supplier of aerospace products and services and a subsidiary of First Aviation Services, Inc. (NASDAQ: FAVS), announced today that it has been awarded a long term contract to provide third party logistics services to Superior Air Parts, Inc.

Superior Air Parts, Inc. is the world's largest supplier of FAA approved replacement parts for Lycoming and Continental aircraft engines and is a leading manufacturer for aftermarket and new replacement engines.

The third party logistics contract will include order processing and fulfillment, warehousing activities, and Level I warranty administration for Superior Air Parts' thirty-four distributors and twenty-four engine overhaul shops worldwide.

According to Jerry Schlesinger, President and Chief Executive Officer of API and Senior Vice President of First Aviation Services, "All of us at API are very pleased to have been awarded this important long term third party logistics service contract with Superior Air Parts. The award underscores First Aviation's commitment to bringing efficiency to the aerospace supply chain. This supply chain contract comes on the back of several contracts we have with one of the world's major airfreight carriers. The company has worked hard to develop and market its supply chain management services to the industry over the last 18 months and this award is highly gratifying."

First Aviation Services, Inc. (NASDAQ: FAVS), located in Westport, Connecticut is a worldwide leader in providing services to aircraft operators of some of the most widely used commercial and general aviation aircraft. Its operations include API, which is based in Memphis, Tennessee, and is a leader in the supply of aerospace products and services worldwide. In addition to the product lines it distributes, API offers supply chain management services, overhaul and repair services for brakes and starter/generators, and builds custom hose assemblies. With locations in the U.S., Canada and Asia Pacific, plus partners throughout the world, API continues to be the fastest growing supplier of aviation products and inventory management solutions in the industry.



Contact:          John A. Marsalisi
                  Vice President & Chief Financial Officer
                  First Aviation Services Inc.
                  (203) 291-3303